Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harken Energy Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (Amendment No. 4, dated November 15, 2005) of Harken Energy Corporation of our report dated March 4, 2005 (except with respect to the matter discussed in Note 22 as to which the date is April 1, 2005) with respect to the consolidated financial statements of Harken Energy Corporation as of and for the year ended December 31, 2004 and to our report dated April 8, 2005 with respect to management’s report on the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2004 Annual Report on Form 10-K/A (Amendment No. 3).

HEIN & ASSOCIATES LLP

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas
November 11, 2005